EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Mutual Funds of our report dated December 10, 2019, relating to the financial statements and financial highlights, which appears in Nationwide AllianzGI International Growth Fund’s Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 24, 2020